Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary (631) 537-1000, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES THIRD QUARTER 2013 DIVIDEND

(Bridgehampton, NY — October 4, 2013)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on November 1, 2013 to shareholders of record as of October 18, 2013.  The Company continues its trend of uninterrupted dividends.

The Company also announced the suspension of the optional cash purchase feature of its Dividend Reinvestment Program (DRIP) effective immediately after the payment of this quarterly dividend.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.7 billion and a primary market area in Suffolk County, Long Island, operates 23 retail branch locations.  Through the branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through a subsidiary, Bridge Abstract and investments through Bridge Investment Services. The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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